Exhibit 99.1

Sorrento and NantBioScience Form Joint Venture to Develop Moonshot Program Targeted Small Molecule Therapies against Cancer

— Jointly commit $100M to develop c-Myc,HIF-1 alpha, and TRAIL therapeutic programs

SAN DIEGO, July 9, 2015 /PRNewswire/ – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) and NantBioScience, Inc., a majority owned subsidiary of NantWorks, LLC, announced today that they have established a joint venture to focus on the development of ‘first-in-class’ small molecules against targets that have eluded the pharmaceutical industry to date and which may address important drivers of cancer growth including cancer stem cells. Sorrento will contribute key small molecule programs (lead inhibitors of the proto-oncogenes c-Myc, and the master metabolism regulator HIF-1 alpha, and an inducer of the tumor suppressor cytokine TRAIL) to the joint venture which will be 60% owned by NantBioScience and 40% owned by Sorrento, and funded accordingly.

This joint venture follows on the previously announced acquisition by NantPharma of the rights to Cynviloq™, a nanoparticle-based paclitaxel cytotoxic therapeutic, now renamed Nant-paclitaxel, as well as the formation of NantiBody, a joint venture focused on immunotherapeutics. Both entities are affiliated with Dr. Soon-Shiong’s ecosystem of companies at NantWorks.

“Sorrento’s mission is to expeditiously and efficiently bring innovative therapies to cancer patients in need,” said Dr. Henry Ji, President and CEO. “This partnership focused on the development of our innovative small molecules will allow us to realize Sorrento’s vision, align our resources on our immuno-oncology and cell therapy assets, and puts Sorrento at the forefront of cancer therapy.”

“Treatment of patients with cancer will require a multi-faceted approach involving chemotherapy, immunotherapy, adoptive cellular therapy and next-generation precision medicine platforms,” said Dr. Patrick Soon-Shiong, NantWorks founder. “We are committing significant resources to the development of novel and innovative cancer therapies, including small molecules as components of targeted combination therapy strategies. At NantBioScience, we are pursuing the equivalent of the moonshot in the oncology space by developing drugs targeting mutant KRAS, RAL, and now cMyc, and HIF-1 alpha, as well as drugs inducing TRAIL expression and p53 activity. Only by developing drugs for these widely-considered “undruggable” targets do we have a hope of winning our war against cancer. Through this joint venture and the other ongoing collaborations we have with Sorrento, we are focused on transforming cancer therapy as we know it today and provide cancer patients with innovative treatment options for their thus far unmet medical needs.”

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage oncology company developing new treatments for cancer and associated pain. Sorrento recently entered into a definitive agreement with NantPharma to acquire the rights for Cynviloq™, which recently completed the TRIBECA study successfully, from Sorrento. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Immunotherapy Nantibody, LLC to focus on immunotherapies for cancer. In March 2015, Sorrento entered into a global collaboration with NantCell, Inc., a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes.

About NantWorks

NantWorks, LLC, founded by renowned physician scientist and inventor of the first human nanoparticle chemotherapeutic agent Abraxane®, Dr. Patrick Soon-Shiong, is the umbrella organization for the following entities: NantKwest, NantHealth, NantMobile, NantMedia, NantOmics, NantBioScience, NantCell, NantPharma, NantCapital, NantCloud and NantStudio. Fact-based and solution-driven, each of NantWorks’ division entities operates at the nexus of innovation and infrastructure. The core mission of NantWorks is convergence: to develop and deliver a diverse range of technologies that accelerates innovation, broadens the scope of scientific discovery, enhances groundbreaking research, and improves healthcare treatment for those in need. NantWorks is building an integrated fact-based, genomically-informed, personalized approach to the delivery of care and the development of next generation diagnostics and therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, GMAB™, CAR.TNK™, TNK Therapeutics™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

NantWorks Contact:

Jen Hodson

NantWorks

jhodson@NantWorks.com

(562) 397-3639

Sorrento Contact:

George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com